                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             MOORE-HANDLEY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              MOORE-HANDLEY, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 24, 1997

     The Annual Meeting of the shareholders of Moore-Handley, Inc. (the "Corporation") will be held at the office of The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, on Thursday, April 24, 1997, at 10:00 A.M., for the following purposes:

           (1) To elect directors for the ensuing year;

           (2) To approve an increase in shares of Common Stock authorized for issuance under the Corporation's 1991 Incentive Compensation Plan; and

           (3) To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 7, 1997 will be entitled to vote at the meeting. A list of shareholders eligible to vote at the meeting will be available for inspection at the meeting and during business hours at the Corporation's offices at the address set forth below and at the office of The Corporation Trust Company at the address set forth above from April 14, 1997 to the date of the meeting.

     Whether you expect to attend the Annual Meeting or not, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it without delay in the enclosed envelope, which requires no additional postage if mailed in the United States.

                                           By Order of the Board of Directors

                                           L. Ward Edwards
                                           Vice President -- Finance,
                                           Treasurer and Secretary

P. O. Box 2607
Birmingham, Alabama 35202
March 28, 1997

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED AND RETURNED PROMPTLY

                              MOORE-HANDLEY, INC.

                                PROXY STATEMENT

                                 MARCH 28, 1997

     This Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Moore-Handley, Inc. (the "Corporation") for use at the Annual Meeting of its shareholders to be held on April 24, 1997.

     Shares cannot be voted at the meeting unless the owner thereof is present in person or by proxy. Any person giving a proxy may revoke it by written notice to the Corporation at any time prior to its exercise. In addition, although mere attendance at the meeting will not revoke the proxy, a person present at the meeting may withdraw his proxy and vote in person. All properly executed and unrevoked proxies in the accompanying form which are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with any specification thereon, or if no specification is made, will be voted FOR the election of the five persons nominated for election as directors and FOR the proposal to increase the number of shares of Common Stock authorized for issuance under the Corporation's 1991 Incentive Compensation Plan.

     The Annual Report of the Corporation (which does not form part of the proxy solicitation material), including the financial statements of the Corporation for the fiscal year 1996, is enclosed herewith.

     The mailing address of the principal executive offices of the Corporation is P. O. Box 2607, Birmingham, Alabama 35202. This Statement and the accompanying form of proxy are being mailed to the shareholders of the Corporation on March 28, 1997.

                               VOTING SECURITIES

     The Corporation has only one class of voting securities, its Common Stock. On March 10, 1997, 2,154,543 shares of Common Stock were outstanding. As to each matter presented to the shareholders' meeting, each shareholder of record at the close of business on March 10, 1997 will be entitled to one vote for each share of Common Stock owned on that date.

                             ELECTION OF DIRECTORS

     The affirmative vote of a plurality of the votes cast is required to elect the directors. Abstentions from voting on these proposals (including broker non-votes) will have no effect on the outcome of the vote. Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the nominees named in the following table as directors of the Corporation to serve until the next Annual Meeting and until their successors are duly elected and have qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person, if any, as shall be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to be a candidate for election.

     Each of the nominees was elected to his present term of office at the last annual meeting of shareholders.

     The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Corporation by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTOR

     The Corporation's current Board of Directors consists of the five directors listed below, each of whom will stand for election at the annual meeting.

     William Riley -- Chairman and Director of the Corporation since 1981; Age
65.

     Pierce E. Marks, Jr. -- President, Chief Executive Officer from 1981 to June, 1995; Vice Chairman since June, 1995 and Director of the Corporation since 1981; Age 68.

     L. Ward Edwards -- Vice President -- Finance, Treasurer, Secretary and Director of the Corporation since 1981; Age 60.

     Michael B. Stubbs -- Private investor; Director, Lyon, Stubbs & Tompkins, Inc., New York, New York (investment advisors) from 1984 to August, 1996 and President from 1984 to June, 1992; Secretary/Treasurer and Director, S&P Cellular Holdings, Inc. (cellular communications) from 1989 to November, 1995 and Chairman from 1991 to November, 1995; Secretary/Treasurer and Director, Petroleum Communications (cellular communications) from 1990 to November, 1995 and Chairman from 1991 to November, 1995, Director of the Corporation since 1981; Age 48.

     Ronald J. Juvonen -- General Partner, Downtown Associates, New York, New York (investment partnership). Director of the Corporation since 1989; Age 56.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     The Board of Directors of the Corporation has Executive and Audit Committees, but does not presently have nominating and compensation committees.

     Executive Committee. Members: Messrs. Riley and Marks. The Executive Committee may, between meetings of the Board of Directors, exercise all of the authority of the Board in the management of the business and affairs of the Corporation, except with respect to certain significant corporate matters reserved to the Board by Delaware law, such as amendments to the Certificate of Incorporation or By-Laws of the Corporation and the appointment and removal of officers.

     Audit Committee. Members: Messrs. Stubbs and Juvonen. The Audit Committee's functions include recommending to the Board of Directors the selection of the Corporation's independent auditors and reviewing with such auditors the plan and results of their audit.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During the 1996 fiscal year the Board of Directors held two meetings, the Executive Committee met formally once and informally numerous times, and the Audit Committee met once. During such fiscal year each director attended all of the meetings of the Board, and each director who was a member of the Executive Committee or Audit Committee attended all of the meetings of such Committee.

COMPENSATION OF DIRECTORS

     No director received compensation for his services as director or member of the Executive or Audit Committees, except for the annual grant to non-employee directors of Special Options to purchase 2,000 shares of the Corporation's Common Stock granted to each of Messrs. Stubbs and Juvonen. Each such Special Option is granted at an exercise price equal to the market value of the Common Stock on the date of the grant and becomes exercisable six months after the date of grant. The term of such Option is ten years, subject to termination on the third anniversary of the date the holder ceases to be a director of the Corporation.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE EXECUTIVE AND AUDIT COMMITTEE ON EXECUTIVE COMPENSATION

     This report by the members of the Executive and Audit Committees of the Board of Directors of the Corporation describes the policies guiding the compensation paid to the Corporation's Chief Executive Officer and other executive officers for 1996.

     Messrs. Riley and Marks, who comprise the Executive Committee of the Board of Directors, determine the compensation payable to executives other than themselves. Messrs. Stubbs and Juvonen, independent directors who comprise the Audit Committee, determine the compensation payable to Messrs. Riley and Marks.

EXECUTIVE COMPENSATION POLICIES

     The Corporation's compensation policies for its executive officers incorporate both fixed base salaries and variable, at-risk compensation opportunities in total compensation packages intended to take into consideration individual and overall corporate performance and to achieve the following specific goals:

          - ensure that the Corporation can attract and retain highly competent individuals whose performance is essential to the future growth and success of the Corporation; and

          - ensure that executive compensation reflects corporate performance by tying a significant portion of total compensation to the achievement of specified corporate performance objectives.

FIXED COMPENSATION

     Base salary is the fixed component of each executive officer's total compensation package.

VARIABLE COMPENSATION

     The variable component of each executive officer's total compensation package is comprised of an annual and a long-term part:

          - the opportunity to receive a cash payment under the Corporation's Return-On-Investment Bonus Program (the "Bonus Program"), based on the Corporation's actual performance in a given year against certain established objectives; and

          - the opportunity to benefit from the appreciation in value of the Corporation's common stock through stock options, granted under the Corporation's 1991 Incentive Compensation Plan (the "1991 Plan").

     Through the Bonus Program, executive officers, excluding Messrs. Riley and Marks, are eligible to participate in an annual bonus pool which consists of 20% of the amount, if any, by which the Corporation's net income exceeds 8% of the Corporation's net assets for such year. Messrs. Riley and Marks participate in a separate pool which consists of 10% of the amount, if any, by which net income exceeds 10% of net assets for such year. Other awards are determined by the Executive Committee, after consultation with key managers. In 1996, the threshold amount was not achieved; therefore, no cash bonuses were paid.

     The purpose of the 1991 Plan is to assist in attracting and retaining skilled management personnel and strengthening the mutuality of interests between them and the Corporation's shareholders. Under the 1991 Plan, executive officers are eligible to receive grants of stock options, stock appreciation rights, restricted stock and deferred stock. The 1991 Plan is administered by a Committee consisting of Messrs. Riley and Marks (the "Committee") who are not eligible to receive discretionary grants or awards under the Plan. The Committee has the authority to select employees to receive grants and awards thereunder and determine the number of shares subject to such grants and awards and the exercise price, restrictions, exercisability, transfer, vesting and other terms and conditions thereof. It is the Corporation's policy to award option grants of significant amounts when deemed appropriate.

APPLICATION OF PHILOSOPHY

     Messrs. Riley and Marks are substantial shareholders of the Corporation and as such have an economic incentive to increase the value of the Corporation. In each of their cases, the Audit Committee has kept their base salaries at levels which are low compared to competitive practices. The Audit Committee believes each of them has a substantial economic incentive to enhance the value of the Corporation's stock and therefore need not be paid salary on a competitive basis. As a part of their compensation, however, Messrs. Riley and Marks did receive a special one-time automatic grant on April 12, 1991, of non-qualified Special Options with an exercise price that was approximately 143% of the fair market value of the stock on the date of the grants. Each such option will become exercisable, if at all, at the first to occur of (i) the end of the first fiscal year during the term of the option in which the Corporation's earnings per share are at least $.85, or (ii) nine years and nine months after the date of grant, if the option holder is still an employee of the Corporation, or (iii) the date of retirement of the option holder from employment by the Corporation, if he is then 70 or older. These options have a ten-year term but will terminate on the date the option holder ceases to be an employee or director of the Corporation, if they have not become exercisable as of such date, or on the third anniversary of such date if they are exercisable on such date.

     In keeping with the rationale that a key employee's compensation should be significantly dependent on the performance of the Corporation, the base salaries for Mr. White is also low compared to competitive practice. He received a substantial grant of stock options in 1995 under the 1991 Plan with an exercise price equal to the fair market value of the stock on the date of grant and which becomes exercisable in annual installments over six years. Mr. White is eligible to participate in the Bonus Program in 1997.

                                          William Riley
                                          Pierce E. Marks, Jr.
                                          Michael B. Stubbs
                                          Ronald J. Juvonen
                                          L. Ward Edwards

     The following graph compares Moore-Handley's total stockholder return over the last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of all U.S. companies traded on NASDAQ and of all NASDAQ companies in the same U.S. Department of Commerce Standard Industrial Classification (wholesale trade -- durable goods) as the Corporation.

                                                                          Wholesale Trade -
        Measurement Period           Moore-Handley,                         Durable Goods
      (Fiscal Year Covered)               Inc.           NASDAQ Index           Index
1991                                            100.0              100.0              100.0
1992                                            102.5              116.4              101.7
1993                                             90.0              133.6              132.3
1994                                             95.0              130.6              114.4
1995                                             78.8              184.7              134.1
1996                                             65.0              227.2              137.5

EXECUTIVE COMPENSATION

     The following table sets forth all compensation for services in all capacities to the Corporation and its subsidiary during the years 1994 - 1996 of the Chief Executive Officer and each other executive officer of the Corporation whose cash compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                  ANNUAL              AWARDS
                                                               COMPENSATION   ----------------------
                                                               ------------   SECURITIES UNDERLYING
                                                                  SALARY             OPTIONS
                                                        YEAR       ($)                 (#)
                                                        ----   ------------   ----------------------
Emery H. White........................................  1996     $180,000
  President and C.E.O.................................  1995     $ 80,682            100,000
William Riley.........................................  1996     $150,000
  Chairman                                              1995     $150,000
                                                        1994     $150,000
Pierce E. Marks, Jr...................................  1996     $150,000
  Vice Chairman                                         1995     $150,000
                                                        1994     $150,000

     The following table sets forth information as to options outstanding as of December 31, 1996 held by each of the executive officers named in the Summary Compensation Table. No options were granted or exercised during 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES              VALUE OF
                                                     UNDERLYING UNEXERCISED     UNEXERCISED IN-THE-MONEY
                                                      OPTIONS AT FY-END(#)        OPTIONS AT FY-END ($)
NAME                                                EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                                -------------------------   -------------------------
Pierce E. Marks, Jr...............................          None/50,000(1)                    --/--
William Riley.....................................          None/50,000(1)                    --/--
Emery H. White....................................        18,181/81,819(2)                    --/--

---------------

(1) Not exercisable until annual earnings per share of Common Stock reach $.85, except that option becomes exercisable on January 12, 2001 or upon earlier retirement at age 70 or over, until expiration of options on April 12, 2001.
(2) Exercisable in six annual installments commencing on June 5, 1996.

     Pension Plan. The Moore-Handley, Inc. Salaried Pension Plan (the "Pension Plan") is a defined benefit plan covering all salaried employees compensated on a commission basis. Normal retirement benefits are based on an employee's final average earnings and years of service and are payable to participants commencing at age 65. Final average earnings are based on total salary and bonus but exclude any income realized from stock options. Benefits are not reduced for Social Security or other offset amounts.

     The following table shows the combined estimated annual retirement benefits payable to employees under the Pension Plan and the Corporation's prior Plan who retire at age 65 at the stated levels of Final Average Earnings and years of service at retirement.

                                                          ANNUAL NORMAL RETIREMENT BENEFIT
                                                           FOR SPECIFIED YEARS OF SERVICE
                                                      ----------------------------------------
                                                        10         20         30         40
FINAL AVERAGE EARNINGS                                 YEARS      YEARS      YEARS      YEARS
----------------------                                -------    -------    -------    -------
$ 50,000............................................  $ 4,883    $ 9,765    $14,647    $19,530
  75,000............................................    8,008     16,015     24,023     32,030
 100,000............................................   11,133     22,260     33,398     44,520
 125,000............................................   14,258     28,515     42,773     57,030
 150,000............................................   17,383     34,765     52,148     69,530
 175,000............................................   20,508     41,015     61,523     82,030
 200,000............................................   23,633     47,265     70,898     94,530

     As of December 31, 1996 Messrs. Riley and Marks had 36 and 25 years of service respectively, under the Pension Plan.

CERTAIN TRANSACTIONS

     The cost of leasing office space, and related overhead costs, in Atlanta and New York City used by Messrs. Marks and Riley, who spend a substantial majority of their time serving as executive officers and directors of the Corporation are shared by the Corporation and two unrelated manufacturing companies. In 1996 these unrelated manufacturing companies paid an aggregate of $120,000 to the Corporation, representing 25% of the cost to the Corporation of maintaining such offices. Messrs. Riley and Marks are substantial stockholders and directors of such unrelated companies, and Mr. Stubbs is a substantial stockholder and director of one of such companies, but none of Messrs. Riley, Marks or Stubbs participates in the day-to-day management thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Riley and Marks, who comprise the Executive Committee, and Messrs. Stubbs and Juvonen, who comprise the Audit Committee, were involved in the determination of compensation for executive officers of the Corporation for the past fiscal year.

     Messrs. Riley and Marks, executive officers of the Corporation, determined the compensation payable to executive officers other than themselves and did not participate in any discussion regarding their own compensation. Messrs. Stubbs and Juvonen, outside directors of the Corporation, determined the compensation payable to Messrs. Riley and Marks.

                     PROPOSAL TO APPROVE INCREASE IN SHARES
                     AUTHORIZED FOR ISSUANCE UNDER THE 1991
                          INCENTIVE COMPENSATION PLAN

     On April 12, 1991, the Board of Directors adopted the Moore-Handley, Inc. 1991 Incentive Compensation Plan (the "Incentive Plan") to assist in attracting and retaining skilled management personnel and strengthening the mutuality of interests between them and the Corporation's shareholders. On January 22, 1997, the Board of Directors approved an amendment (the "Proposed Amendment") to the Incentive Plan increasing the maximum number of shares of the Corporation's common stock ("Stock") that may be issued under the Incentive Plan from 350,000 to 460,000. The principal features of the Incentive Plan are summarized below.

     The Incentive Plan provides for the grant by a Committee of disinterested directors (the "Committee") of stock options, stock appreciation rights, restricted stock grants and deferred stock grants to officers and other key executive and management employees of the Corporation and its subsidiaries, and also provides for the automatic grant of stock options ("Special Options") to non-employee directors of the Corporation ("Independent Directors") and certain designated officer-directors of the Corporation ("Officer-Directors"). The key management employees eligible to receive grants and awards under the Incentive Plan (other than Special Options) are selected by the Committee.

     The maximum number of shares of Stock that may be issued under the Incentive Plan is currently 350,000 and is proposed to be increased to 460,000, which may be either authorized and unissued shares or shares repurchased and held in the treasury. In case of a stock split, stock dividend, recapitalization, merger, consolidation or similar change affecting the Stock, appropriate adjustments will be made in the number of shares issuable under the Incentive Plan and subject to outstanding grants and awards and in the exercise price of outstanding options. If shares subject to an option are not issued before the expiration or termination of such option or if shares subject to restricted or deferred stock award are forfeited, those shares would become available for inclusion in future grants or awards. Prior to the grant of 100,000 options to officers and employees described below under "Option Grants" and approval of the Proposed Amendment, 1,000 shares remained authorized and available for issuance under the Incentive Plan. After giving effect to the Proposed Amendment and the grants to officers and employees, 11,000 shares would remain authorized and available for issuance under the Incentive Plan.

     The Committee is composed of two or more directors of the Corporation who are not eligible to receive grants or awards under the Incentive Plan (other than automatic grants of Special Options). The Committee will have the authority to administer the Incentive Plan (except with respect to Special Options). Pursuant to that authority, the Committee may establish rules and regulations for the operation of the Incentive Plan, select employees to receive grants and awards thereunder (other than Special Options) and determine the number of shares subject to such grants and awards and the exercise price, restrictions on exercisability, transfer and vesting and other terms and conditions thereof. The Committee may grant options under the Incentive Plan in exchange for outstanding options (other than Special Options) or awards, including options that are more favorable to the employee, and the shares covered by the option surrender in exchange will be come available for future grants or awards under the Incentive Plan.

GRANTS AND AWARDS (OTHER THAN SPECIAL OPTIONS)

     Stock Options. The Committee may grant eligible employees non-qualified options and options qualifying as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"). The option price of an incentive stock option must be not less than the fair market value of the Stock on the date of grant. The option price for a non-qualified stock option must be not less than 50% of the fair market value of the Stock on the date of grant. To exercise an option, an employee must pay the option price in cash, or if permitted by the Committee by delivering a note or shares of Stock already owned by the employee, including the shares of restricted or deferred stock awards, that have a fair market value equal to the option price. The Incentive Plan would authorize the Committee to permit "pyramiding", which involves the exercise price of an option in successive stages using as the payment at each stage shares which have been acquired under the option in preceding stages.

     The term of each option will be fixed by the Committee and may not exceed 10 years from the date of grant. The Committee will determine the time or times at which each option granted to an employee may be exercised. Such options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee.

     Stock Appreciation Rights. The Committee may grant an employee a stock appreciation right (a "SAR") in conjunction with an option granted under the Incentive Plan. If a grantee exercises a SAR, the grantee will receive an amount in cash equal to the excess of the fair market value of the Stock at the time of exercise over the exercise price of the option. If a SAR is exercised, the corresponding option terminates, and if a stock option is exercised, any corresponding SAR terminates.

     Restricted Stock Grants. The Committee may also issue or transfer shares of Stock to an employee under a restricted stock grant. The grant would set forth a restriction period (including a period related to the attainment of performance goals) during which the shares of restricted stock could not be sold or otherwise transferred and would remain subject to forfeiture. During this period, the employee would generally have all the rights of a stockholder, including the right to vote the shares and receive dividends.

     Deferred Stock Grants. The Committee may also make deferred stock awards to employees under the Incentive Plan. These are non-transferrable awards entitling the employee to receive shares of Stock without any payment in one or more installments at a future date or dates, as determined by the Committee. Receipt of deferred stock may be conditioned on such matters as the Committee shall determine, including continued employment or attainment of performance goals. Any deferral restrictions under a deferred stock award may be accelerated or waived by The Committee at any time prior to termination of employment. Amounts equal to cash dividends on the deferred stock may be paid to the employee or deem reinvested in additional shares of deferred stock.

     Termination of Employment. Unless otherwise determined by the Committee, in the event of termination of employment by reason of retirement, disability or death, any option or SAR held by the employee may thereafter be exercised to the extent it was exercisable at the time of termination (or on such accelerated basis as the Committee may determine) for a period 3 years (or such shorter period as the Committee shall determine at grant), subject in each case to the stated term of the option. Shares of restricted stock subject to restriction or deferred stock will vest or be forfeited under comparable rules. In the event of termination of employment for any reason other than retirement, disability or death, unless otherwise determined by the Committee, any options and SARs held by the employee will be canceled and any shares of restricted or deferred stock then outstanding as to which the period of restriction has not lapsed will be forfeited.

     Change in Control Provisions. The Incentive Plan provides that, except as provided below, in the event of a "change in control" (as defined in the Incentive Plan), (i) all outstanding stock options (other than Special Options) and all SARs outstanding at least six months will become immediately exercisable: (ii) the restrictions and deferral limitations applicable to outstanding restricted stock and deferred stock will lapse and such stock will fully vest: and (iii) all SARs will be settled in cash in an amount equal to the excess of the highest price paid (or offered) for the Stock in the Change of Control transaction during the preceding 60-day period over the exercise price of such SARs.

     Option Grants. The following outlines the options that have been granted under the Plan. All such options have an exercise price equal to the market value of the Stock on the date of grant and have a term of 10 years.

                DATE OF                  NO. OF    OPTION
                 GRANT                   SHARES    PRICE                 EXERCISABLE
                -------                  -------   ------                -----------
April 12, 1991.........................   80,000(a) $3.75   Four equal installments commencing on
                                                              the first anniversary of the grant.
June 5, 1995...........................  100,000     5.50   Six equal installments commencing on
                                                              the first anniversary of the grant.
August 12, 1996........................   25,000     3.50   Five equal installments commencing on
                                                              the first anniversary of the grant.
September 16, 1996.....................   50,000    3.625   Five equal installments commencing on
                                                              the first anniversary of the grant.
November 1, 1996.......................   75,000(b) 3.375   Five equal installments commencing on
                                                              the first anniversary of the grant.
January 1, 1997........................   25,000(b) 3.267   Five equal installments commencing on
                                                              the first anniversary of the grant.

---------------

(a) Of the 80,000 shares granted on this date, 40,000 have been forfeited and 30,000 have been exercised.
(b) These options were granted subject to the approval of the Proposed Amendment to the Incentive Plan that increases the number of shares authorized for issuance under the Incentive Plan at the 1997 Annual Meeting.

SPECIAL OPTIONS

     Independent Director Options. The Incentive Plan provides for the automatic grant to each non-employee director of the Corporation on the day following each Annual Meeting of Stockholders during the term of the Incentive Plan, commencing with the 1991 Annual Meeting, of a non-qualified Special Options to purchase 2,000 shares of the Corporation's Common Stock, at an exercise price equal to the fair market value of such stock on the date of grant. Each such option shall become exercisable six months after the date of grant and shall have a term of 10 years from the date of grant, subject to termination on the third anniversary of the date the option holder ceases to be a director of the Corporation. A total of 24,000 Special Options have been granted to date.

     Officer-Director Options. The Incentive Plan also provides for the automatic grant as of the date of adoption of the Incentive Plan (April 12, 1991), of non-qualified Special Options to the three officer-directors of the Corporation covering the following number of shares: William Riley, Chairman -- 50,000 shares; Pierce E. Marks, Jr. then President and Chief Executive Officer -- 50,000 shares; and L. Ward Edwards, Vice President -- Finance, Treasurer and Secretary -- 10,000 shares. Such Special Options have an exercise price of $5.36 per share, which was the average cost to the Company of shares repurchased and held in treasury as of the date of grant and was approximately 143% of the market value of the Corporation's Common Stock on the date of grant. These Special Options will become exercisable, if at all, at the first to occur of (i) the date the Corporation's independent auditors certify, if ever, that the Corporation's annual consolidated earnings per share of Stock for any fiscal year during the term of the Special Options equal or exceed $.85 per share, or (ii) three months before the tenth anniversary of the date of grant if the option holder is still an employee of the Corporation or any subsidiary, or (iii) the date of retirement of the option holder from employment by the Corporation and its subsidiaries, if he is then age 70 or older. These Special Options have a term of ten years, but will terminate on the date the holder ceases to be an employee of the Corporation or a subsidiary or a director of the Corporation if they have not become exercisable on such date, or on the third anniversary of such date if they are exercisable on such date. The Corporation's annual consolidated earnings per share of Stock have not equaled or exceeded $.85 per share during any fiscal year since the date of issuance of such Special Options and, accordingly, they are not yet exercisable.

FEDERAL INCOME TAX CONSEQUENCES

     Stock Options. The grant of an incentive stock option or a non-qualified stock option would not result in income for the grantee or in a deduction for the Corporation.

     The exercise of a non-qualified stock option generally would result in ordinary income for the grantee and a deduction for the Corporation measured by the difference between the fair market value at the time of exercise of the shares acquired (or the date on which any substantial risk of forfeiture lapses) and the option price. The same tax treatment should apply even if the grantee is an officer or director subject to the short swing trading provisions of Section 16(b) of the Securities Exchange Act of 1934 (a"16(b) Person"), so long as the shares acquired pursuant to the exercise of the option are not disposed of within six months of the date the option was granted. Income tax withholding would be required at the time income is recognized.

     The exercise of an incentive stock option would not result in ordinary income for an employee if the employee (i) does not dispose of the shares within two years after the date of grant of the option or one year after the exercise, and (ii) is an employee of the Corporation or a subsidiary from the date of grant until at least three months before the exercise date. If these requirements are met, the employee's basis in the shares upon later disposition would be the option price, and any gain realized upon disposition of such shares would be taxed to the employee as long-term capital gain, and the Corporation would not be entitled to any deduction. The excess of the market value of the shares on the exercise date over the option price is considered as income for purposes of the alternative minimum tax; therefore, a grantee is potentially subject to the minimum tax on such excess.

     If the employee disposes of the shares acquired under an incentive stock option prior to the expiration of either of the holding periods described above, the employee would recognize ordinary income, in the year of disposition and the Corporation would be entitled to a deduction, equal to the excess of the fair market value of the shares on the exercise date or the amount realized on disposition, whichever is the lesser, over the option price. If the amount realized on disposition exceeds the fair market value at the date of exercise, such excess would be treated as long-term or short-term capital gain, depending on whether the shares are held for the requisite holding period.

     SARs and Deferred Stock Awards. The grant of a SAR or deferred stock award would not result in taxable income for the grantee or in a deduction for the Corporation. Upon the exercise of a SAR or the receipt of shares under a deferred stock award, the grantee would recognize ordinary income and the Corporation would be entitled to a deduction measured by the cash or the fair market value of the shares received. Income tax withholding would be required at the time income is recognized.

     Restricted Stock Grant. The grant of restricted stock will not result in taxable income for the grantee or in a deduction for the Corporation, unless the grantee timely elects to have income recognized (at the fair market value of the restricted stock) at the time of the grant. Absent such election, dividends paid while the stock remains subject to such restrictions would be taxable to the recipient and deductible by the Corporation as compensation. At the time the restrictions lapse, the grantee would recognize ordinary income, and the Corporation would be entitled to a deduction, equal to the fair market value of the shares at the time of lapse. Income tax withholding would be required.

     The forgoing is a summary of the principal federal income tax consequences of transactions under the Incentive Plan. It does not describe all federal tax consequences under the Incentive Plan, nor does it describe state or local tax consequences.

OTHER INFORMATION

     The Board of Directors may amend or terminate the Incentive Plan at any time, but no such termination shall affect any stock options, SARs, restricted stock awards or deferred stock awards then outstanding under the Incentive Plan, and, without approval of the Corporation's stockholders, no such amendment may increase the number of shares of Stock issuable under the Incentive Plan; decrease the exercise price under any option to less than 50 percent of the fair market value of the Stock on the date of grant: materially change the class of employees eligible to participate in the Incentive Plan; extend the maximum option period beyond 10 years; or alter the provisions of the Incentive Plan relating to Special Options. Unless terminated by action of the Board, the Incentive Plan will continue for a ten-year term expiring April 12, 2001.

     The following table provides information with respect to all stock options granted under the Incentive Plan since its adoption on April 12, 1991 and outstanding as of March 31, 1996 held by (i) each officer named in the Summary Compensation Table above:; (ii) all executive officers of the Corporation as a group; (iii) all directors of the Corporation who are not officers; and (iv) all employees, including current officers who are not executive officers, as a group. All such options have a term of ten years. No option granted under the Incentive Plan have be exercised and no stock appreciation rights, restricted stock awards or deferred stock awards have been granted.

                                                                                       EXERCISE
                                                                         NUMBER OF      PRICE
                  NAME OF INDIVIDUAL                    TYPE OF OPTION    SHARES      PER SHARE
                  ------------------                    --------------   ---------   ------------
Emery H. White........................................  Non-Qualified(1)  100,000    $       5.50
William Riley.........................................        Special(2)   50,000    $       5.36
Pierce E. Marks, Jr...................................        Special(2)   50,000    $       5.36
All eight executive officers as a group...............        Various(3)  335,000    $3.267-$5.50
All directors who are not officers....................        Special(4)   24,000    $ 3.50-$5.00
All employees as a group..............................        Various(5)  395,000    $3.267-$5.50

---------------

(1) Becomes exercisable in six annual installments from June 5, 1996 to June 5, 2002.
(2) Not exercisable until annual earnings per share of Stock reach $.85, except that option becomes exercisable on January 12, 2001 or upon earlier retirement at age 70 or over until expiration of option on April 12, 2001.
(3) In addition to those granted to the officers listed individually, this includes a 10,000 share Special Option of the type noted in item (2) above; a 10,000 share Non-Qualified Option at an exercise price of $3.75 that is now exercisable; a 25,000 share Incentive Option at an exercise price of $3.50 which becomes exercisable in five equal, annual installments beginning on August 12, 1997; a 50,000 share Incentive Option at an exercise price of $3.625 which becomes exercisable in five equal, annual installments beginning on September 16, 1997; a 15,000 share Incentive Option at an exercise price of $3.375 which becomes exercisable in five equal, annual installments beginning on November 1, 1997; and a 25,000 share Incentive Option at an exercise price of $3.267 which becomes exercisable in five equal, annual installments beginning on January 13, 1998.
(4) On the day following the 1991 Annual Meeting and each Annual Meeting thereafter each non-officer director was automatically granted a Special Options for 2,000 shares at market value on that day, which becomes exercisable six months after grant.
(5) In addition to those granted to officers 60,000 shares in Incentive Options where granted to employees with an exercise price of $3.375 which become exercisable in five equal, annual installments beginning on November 1, 1997.

STOCKHOLDER APPROVAL

     The affirmative vote of the holders of a majority of shares of the Stock present in person or represented by proxy and entitled to vote at the 1997 Annual Meeting is required for approval of the Proposed Amendment. Broker non-votes will have no effect on the outcome of this proposal. Unless so approved, the non-qualified stock options previously granted will terminate, and no further options or awards will be granted or made under the Incentive Plan (including Special Options to Independent Directors) beyond those for which shares of Stock remain available for issuance under the Incentive Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDER VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE INCENTIVE PLAN.

                        SECURITY OWNERSHIP BY MANAGEMENT

     The following table gives information concerning the beneficial ownership of the Corporation's Common Stock on March 3, 1997 by (i) each nominee for election as a director, (ii) each of the executive officers named in the Summary Compensation Table, and (iii) all directors and executive officers of the Corporation as a group.

                                                                AMOUNT AND NATURE OF
                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
                                                                 SHARES       PERCENT
                                                              BENEFICIALLY       OF
BENEFICIAL OWNERS                                                OWNED         CLASS
-----------------                                             ------------    --------
William Riley(2)............................................      376,458       17.5%
Pierce E. Marks, Jr.(2)(3)..................................      302,458       14.0%
Michael B. Stubbs(4)(6).....................................      225,915       10.5%
Ronald J. Juvonen(5)(6).....................................      138,500        6.4%
L. Ward Edwards(2)..........................................       58,522        2.7%
Emery H. White(7)...........................................       23,181        1.1%
All directors and executive officers as a group (10
  persons)(8)...............................................    1,142,034       53.7%

---------------

(1) The information as to beneficial ownership is based on statements furnished to the Corporation by the beneficial owners. Except as indicated in the footnotes which follow, such owners have sole voting power and sole investment power with respect to all shares listed above and all such shares are owned directly (i.e., not by virtue of an option or other right to acquire).
(2) Does not include shares covered by Special Options granted under Incentive Plan which are not presently exercisable -- see "Executive Compensation and Other Information". The address of Messrs. Riley, Marks and Edwards is Moore-Handley, Inc. P. O. Box 2607, Birmingham, Alabama 35202.
(3) Does not include 54,000 shares owned by Mr. Marks' children, as to which Mr. Marks disclaims beneficial ownership.
(4) Includes an aggregate of 73,500 shares held of record by two trusts established for Mr. Stubbs' children; Mr. Stubbs, who is a co-trustee of such trusts, disclaims beneficial ownership of such shares. Mr. Stubbs' address is Lyon, Stubbs & Tompkins, Inc., 345 Park Avenue, New York, New York 10154.
(5) Includes 121,000 shares owned by a limited partnership of which Mr. Juvonen is a general partner with shared voting and investment power. Mr. Juvonen disclaims beneficial ownership of the proportion of shares owned by the limited partnership in which he has no economic interest. Mr. Juvonen's address is Downtown Associates, 920 East Baltimore Pike, Kennett Square, Pennsylvania 19348.
(6) Includes 12,000 shares covered by presently exercisable Special Options granted under Incentive Plan -- see "Information Regarding the Board of Directors".
(7) Includes 18,181 shares covered by presently exercisable Incentive Stock Options granted under Incentive Plan.
(8) Includes 45,181 shares covered by non-qualified stock options granted under Incentive Plan which are presently exercisable or which become exercisable within 60 days and 24,000 shares covered by Special Options which are presently exercisable.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Emery H. White, President and Chief Executive Officer, failed to file a Form 3 showing no stock ownership at the time he became an executive officer of the Company and a Form 4 or Form 5 showing the purchase of 5,000 shares of the Company's Common Stock on May 28, 1996. A Form 5 will be filed in March, 1997.

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

     Set forth below is certain information concerning those persons who, to the Corporation's knowledge, are beneficial owners of more than 5% of the Common Stock.

                                                               SHARES OF     PERCENT
                      NAME AND ADDRESS                        COMMON STOCK   OF CLASS
                      ----------------                        ------------   --------
Gilder, Gagnon & Co. .......................................    413,615        18.7%
  1775 Broadway
  New York, NY 10111

     Based on a Schedule 13G dated March 14, 1996 filed with the SEC by Gilder, Gagnon & Co. ("Gilder"), a broker/dealer registered under section 15 of the Securities Exchange Act of 1934, as amended, in which Gilder reported that 413,615 shares of Common Stock were held in the accounts of customers, partners or families of partners as of December 31, 1995. Gilder reported that one or more of its partners or employees may have sole dispositive power with respect to 138,875 of such shares, although Gilder disclaimed beneficial ownership of any such shares.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP, which served as the Corporation's independent auditors in 1996 has been designated by the Board of Directors as the Corporation's independent auditors for 1997. No representative of that firm will be present at the Annual Meeting. Accordingly, no representative of that firm will have an opportunity to make a statement or will be available to respond to questions.

                             SHAREHOLDER PROPOSALS

     It is anticipated that the 1998 Annual Meeting of Shareholders will be held on April 23, 1998. In accordance with regulations issued by the Securities and Exchange Commission, shareholder proposals intended for presentation at that meeting must be received by the Secretary of the Corporation no later than December 24, 1997 if such proposals are to be considered for inclusion in the Corporation's Proxy Statement.

                                 OTHER MATTERS

     Management knows of no matters that are to be presented for action at the meeting, other that those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

     Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Corporation. All expenses in connection with the preparation of proxy materials and the solicitation of proxies will be borne by the Corporation.

                                          By Order of the Board of Directors

                                          L. Ward Edwards,
                                          Vice President -- Finance,
                                          Treasurer and Secretary

P. O. Box 2607
Birmingham, Alabama 35202
March 28, 1997

                                                                        APPENDIX


PROXY                         MOORE-HANDLEY, INC.
                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 24, 1997
   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOORE-HANDLEY, INC.

   The undersigned hereby appoints WILLIAM RILEY, PIERCE E. MARKS, JR. and L. WARD EDWARDS, and each of them, the proxies of the undersigned with power of substitution to each, to vote all shares of Common Stock of the Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the office of The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 on April 24, 1997 at 10:00 A.M. and any adjournment thereof, on all matters coming before said meeting.

   Election of Directors, Nominees: William Riley, Pierce E. Marks, Jr., L. Ward Edwards, Michael B. Stubbs and Ronald J. Juvonen

1. ELECTION OF DIRECTORS:            FOR [ ]        WITHHELD [ ]

             FOR, except vote withheld from the following nominee(s):

   -----------------------------------------------------------------------------

2. Increase in shares authorized for issuance under the Corporation's 1991 Incentive Compensation Plan:

                                 FOR [ ]        WITHHELD [ ]        ABSTAIN [ ]

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

   This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no contrary instructions are indicated, this Proxy will be voted FOR the election of the Nominees as Directors and FOR the increase in shares authorized under the Corporation's 1991 Incentive Compensation Plan.

   PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

   PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                  Please sign name(s) exactly as
                                                  printed hereon. Joint owners
                                                  should each sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, give full title as
                                                  such. If a Corporation, sign
                                                  in full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  sign in partnership name by
                                                  authorized person.

                                                  Date:
                                                        ------------------------

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                            Signature